EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
JULY 12, 2013		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2013 SECOND QUARTER EARNINGS RESULTS

Second Quarter 2013 Results:

For the quarter ended June 30, 2013, net income for Ames National Corporation (the Company) totaled $3,279,000, or $0.35 per share, compared to $3,309,000, or $0.36 per share in 2012.  Net income decreased primarily due to higher other real estate owned expenses and lower net interest income, offset in part by higher securities gains.

The Company’s management continues to be pleased with the results of the acquisition of the Garner and Klemme, Iowa offices by Reliance State Bank (the “Acquisition”) on April 27, 2012.  Reliance State Bank’s (RSB’s) net income for the quarter ended June 30, 2013 was $530,000, as compared to $369,000 for the quarter ended June 30, 2012.  The Acquisition contributed to increases in net interest income, noninterest income excluding securities gains, and noninterest expense.

Second quarter net interest income totaled $8,107,000, a decrease of $91,000, or 1.1%, compared to the same quarter a year ago, primarily due to the lower interest rates on loans and investments, offset in part by lower interest rates on deposits.  Indicative of an industry wide trend, the Company’s net interest margin decreased to 3.07% for the quarter ended June 30, 2013 from 3.38% for the quarter ended June 30, 2012.  The decrease can be attributed to lower market yields on interest earning assets which have matured and repriced in 2013 as compared to 2012.

A provision for loan losses of $60,000 was recognized in the second quarter of 2013 as compared to $64,000 in the second quarter of 2012.  Net loan charge-offs were $27,000 and $9,000 for the quarters ended June 30, 2013 and 2012, respectively.

Noninterest income for the second quarter of 2013 totaled $2,089,000 as compared to $1,731,000 for the same period in 2012.  The increase in noninterest income is primarily due to higher securities gains for the three months ended June 30, 2013 of $364,000 as compared to $11,000 for the three months ended June 30, 2012.

Noninterest expense for the second quarter of 2013 totaled $5,838,000 compared to $5,495,000 recorded in 2012.  The increase of 6.2% in noninterest expense was primarily the result of increased other real estate owned costs in 2013, primarily due to impairment write downs of $670,000 and $274,000 for the three months ended June 30, 2013 and 2012, respectively.  The efficiency ratio for the second quarter of 2013 was 57.26%, compared to 55.34% in 2012.

Six Months 2013 Results:

For the six months ended June 30, 2013, net income for the Company totaled $6,865,000, or $0.74 per share, compared to $6,853,000, or $0.74 per share in 2012.  Net income increased primarily due to higher loan interest income, lower deposit interest expense and higher noninterest income.  This increase in net income was achieved despite the compression of the interest margin.

Net interest income for the six months ended June 30, 2013 totaled $16,192,000, an increase of $281,000, or 1.8%, compared to the same period a year ago, primarily due to the lower interest rates on deposits.  The Company’s net interest margin, however, was 3.10% for the six months ended June 30, 2013, a decrease from 3.39% for the six months ended June 30, 2012.  The decrease can be attributed to lower market yields on interest earning assets which have matured and repriced, offset in part by lower rates on interest bearing liabilities in 2013 as compared to 2012.

A provision for loan losses of $74,000 was recognized for the six months ended June 30, 2013 as compared to $116,000 for the six months ended June 30, 2012.  Net loan charge-offs were $27,000 and $400 for the six months ended June 30, 2013 and 2012, respectively.

Noninterest income for the six months ended June 30, 2013 totaled $3,932,000 as compared to $3,632,000 for the same period in 2012.  The increase in noninterest income is primarily due to higher securities gains, merchant and card fees  and gains on the loans held for sale.

Noninterest expense for the six months ended June 30, 2013 totaled $10,957,000 compared to $10,334,000 recorded for the same period in 2012.  The increase of 6.0% in noninterest expense was primarily the result of higher salaries and employee benefits and higher other real estate owned costs.  The higher salaries and benefits costs were due primarily to normal salary increases and the Acquisition.  Other real estate owned costs increased due to the impairment write down mentioned previously.  The efficiency ratio for the six months ended June 30, 2013 was 54.45%, compared to 52.88% in 2012.

Balance Sheet Review:

As of June 30, 2013, total assets were $1,206,914,000, a $49,190,000 increase compared to June 30, 2012.  The increase in assets was mainly a result of the growth in deposits.

Securities available-for-sale as of June 30, 2013 increased to $602,300,000, compared to $561,083,000 as of June 30, 2012.  The increase in securities available-for-sale is primarily due to increases in U.S. government agencies and corporate bonds, offset by a decrease in U.S. government mortgage-backed securities.

Net loans as of June 30, 2013 increased 3.8% over 2012 ending at $506,139,000 compared to $487,438,000 as of June 30, 2012.  Most of this growth was due to increases in the real estate loan portfolio.  The allowance for loan losses on June 30, 2013 totaled $7,819,000, or 1.52% of gross loans, compared to $8,021,000 or 1.62% of gross loans as of June 30, 2012.  The decline in the ratios of the allowance for loan losses to gross loans was primarily due to improved credit quality of impaired loans as reflected in a decrease in the specific allowance for loan losses.  Impaired loans as of June 30, 2013, were $4,771,000, or 0.93% of gross loans, compared to $6,719,000, or 1.36% of gross loans as of June 30, 2012.

Other real estate owned was $8,989,000 as of June 30, 2013, which was $328,000 higher than June 30, 2012, primarily due to transfers from loan receivables offset by sales and impairment write downs of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,000,457,000 on June 30, 2013, a 5.9% increase from the $945,064,000 recorded at June 30, 2012.  This increase is mainly the result of the continued growth in demand, NOW, money market and savings account balances.

The Company’s stockholders’ equity represented 11.3% of total assets as of June 30, 2013 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholders’ equity was $136,385,000 as of June 30, 2013, and $140,035,000 as of June 30, 2012.  The decrease in stockholders’ equity was primarily the result of lower fair value on the securities available-for-sale as reflected in the decrease in accumulated other comprehensive income.

Shareholder Information:

Return on average assets was 1.05% for the quarter ended June 30, 2013, compared to 1.15% for the same period in 2012.  Return on average assets was 1.11% for the six months ended June 30, 2013, compared to 1.24% for the same period in 2012.  Return on average equity was 8.98% for the quarter ended June 30, 2013, compared to the 9.52% in 2012.  Return on average equity was 9.42% for the six months ended June 30, 2013, compared to the 9.94% in 2012.  The decline in these profitability ratios is primarily attributable to lower market interest rates in 2013 compared to 2012 as new or repricing earning assets are generating less income in relation to higher average assets and equity.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $22.76 on June 30, 2013.   During the second quarter of 2013, the price ranged from $18.50 to $23.15.

On May 8, 2013, the Company declared a quarterly cash dividend on its common stock, payable on August 15, 2013 to stockholders of record as of August 1, 2013, equal to $0.16 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 30, 2013 and 2012
(unaudited)

ASSETS	2013	2012

Cash and due from banks	$19,429,057	$22,610,045
Interest bearing deposits in financial institutions	36,408,837	47,084,933
Securities available-for-sale	602,299,900	561,082,556
Loans receivable, net	506,139,036	487,437,889
Loans held for sale	1,257,924	1,881,226
Bank premises and equipment, net	12,185,791	12,038,794
Accrued income receivable	7,021,977	6,829,553
Other real estate owned	8,989,208	8,661,061
Deferred income taxes	5,798,827	-
Core deposit intangible, net	1,161,066	1,450,816
Goodwill	5,600,749	5,600,749
Other assets	621,132	3,046,378

Total assets	$1,206,913,504	$1,157,724,000

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$172,564,005	$149,898,320
NOW accounts	298,457,426	276,405,263
Savings and money market	287,124,558	254,983,000
Time, $100,000 and over	93,247,877	100,817,049
Other time	149,062,756	162,960,408
Total deposits	1,000,456,622	945,064,040

Securities sold under agreements to repurchase	30,628,684	31,541,867
Federal Home Loan Bank advances and other long-term borrowings	34,576,061	34,645,456
Dividend payable	1,489,746	1,396,637
Deferred income taxes	-	1,517,571
Accrued expenses and other liabilities	3,377,173	3,523,482
Total liabilities	1,070,528,286	1,017,689,053

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 shares as of June 30, 2013 and 2012	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	98,044,977	89,623,377
Accumulated other comprehensive income (loss)-net unrealized income (loss) on securities available-for-sale	(1,160,313)	10,911,016
Treasury stock, at cost; 122,002 shares at June 30, 2013 and 2012	(2,016,498)	(2,016,498)
Total stockholders' equity	136,385,218	140,034,947

Total liabilities and stockholders' equity	$1,206,913,504	$1,157,724,000

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income:
Loans	$6,146,761	$6,245,560	$12,305,274	$12,056,317
Securities
Taxable	1,399,811	1,593,490	2,779,773	3,218,134
Tax-exempt	1,746,378	1,698,430	3,474,811	3,349,145
Interest bearing deposits and federal funds sold	108,313	132,926	218,046	258,179

Total interest income	9,401,263	9,670,406	18,777,904	18,881,775

Interest expense:
Deposits	999,601	1,153,164	1,995,441	2,322,482
Other borrowed funds	294,939	319,638	590,850	649,136

Total interest expense	1,294,540	1,472,802	2,586,291	2,971,618

Net interest income	8,106,723	8,197,604	16,191,613	15,910,157

Provision for loan losses	60,000	64,412	73,574	115,705

Net interest income after provision for loan losses	8,046,723	8,133,192	16,118,039	15,794,452

Noninterest income:
Trust services income	498,689	530,942	985,943	1,035,714
Service fees	402,002	393,773	777,827	731,212
Securities gains, net	364,250	10,535	433,241	318,068
Gain on sale of loans held for sale	345,377	356,855	700,920	641,894
Merchant and card fees	272,612	239,292	613,098	536,250
Other noninterest income	206,090	199,535	420,959	368,382

Total noninterest income	2,089,020	1,730,932	3,931,988	3,631,520

Noninterest expense:
Salaries and employee benefits	3,231,314	3,200,188	6,447,396	6,180,807
Data processing	627,216	564,874	1,199,851	1,074,204
Occupancy expenses	339,457	348,071	745,181	707,755
FDIC insurance assessments	172,443	164,755	332,751	319,216
Professional fees	267,573	312,920	540,028	630,393
Business development	202,033	209,949	393,384	391,065
Other real estate owned expense, net	672,919	342,415	667,738	440,793
Core deposit intangible amortization	68,425	49,184	142,198	49,184
Other operating expenses, net	256,809	302,572	488,758	540,294

Total noninterest expense	5,838,189	5,494,928	10,957,285	10,333,711

Income before income taxes	4,297,554	4,369,196	9,092,742	9,092,261

Income tax expense	1,018,858	1,059,780	2,228,112	2,239,687

Net income	$3,278,696	$3,309,416	$6,864,630	$6,852,574

Basic and diluted earnings per share	$0.35	$0.36	$0.74	$0.74

Declared dividends per share	$0.16	$0.15	$0.32	$0.30